EXHIBIT 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-156486 and No. 333-151271 on Form S-8 and in Registration Statement No. 333-162895 on Form F-3 of our reports dated April 24, 2012, relating to the consolidated financial statements and financial statement schedule of CNinsure Inc., its subsidiaries and variable interest entities (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into U.S. dollar amounts for the convenience of the readers) and the effectiveness of CNinsure Inc., its subsidiaries and variable interest entities internal control over financial reporting, appearing in the Annual Report on Form 20-F of CNinsure Inc., its subsidiaries and variable interest entities for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
April 24, 2012